EXHIBIT 10.3

                  Original Equipment Manufacturer
                     Volume Purchase Agreement

                                        Agreement No. SHD-01-0499

     This Agreement ("Agreement") is made and entered into as of January 4th, 1999 ("Effective Date") by and between MOTOROLA, INC., a Delaware Corporation, by and through its Paging Architecture Group having a place of business at 1500 Gateway Boulevard, Boynton Beach, Florida 33428-8292 ("Motorola" or "Seller") and ELITE LOGISTICS SERVICES, INC., a Texas Corporation, having its place of business at 1201 North Avenue H, Freeport, Texas 77541-1938 ("Buyer")

     Motorola, Inc. and Buyer agree that the following terms and conditions will govern the sale by Motorola to Buyer of the data communications equipment covered by this Agreement. All schedules and other appendices attached to this Agreement are incorporated in its terms.

Section 1. Scope of the Agreement

     1.1 In this Agreement, the words "you," "your" and "Buyer" each mean (Buyer). The words "we," "us," "our," "Motorola" and "Seller" each mean Motorola, Inc. The term "us" may also be used on occasion to refer to Seller and Buyer collectively when it is clear from the context that the term means the two parties together.

     1.2 During the Term of this Agreement, we will sell to you the equipment, options and other products listed on Schedule A to this Agreement ("the Equipment") as you may purchase from time to time for resale. You acknowledge that we offer other products and services, and agree that the Equipment is limited to those products and services listed on Schedule A.

     1.3 The intent of this Agreement is to offer you a volume discount on the Equipment you purchase from us. You represent that you will incorporate the Equipment you purchase with hardware or software of your own manufacture, assembly or design, which you will then market in the regular course of your business and under your own name to Buyers. In granting you any volume discounts, we are relying on that representation, and you will forfeit those discounts if you do not comply with it.

     1.4 The discounts under this Agreement will apply only to the Equipment, and you will not be entitled to any discount on any other products or services unless we specifically agree in writing. Nothing in this Agreement will preclude you from purchasing or licensing similar products from other vendors or prevent us from selling or licensing the Equipment and its related software to other Buyers.




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     1.5 This Agreement is not a contract for (or an order from you to purchase) any Equipment, and we are not authorized to manufacture a product for you until we receive a purchase order from you for it. Purchase orders submitted under this Agreement must reference the Agreement number on the front of this Agreement. But each of your purchase orders and each of our acknowledgment forms will incorporate the terms of this Agreement, whether or not this Agreement is specifically mentioned. When ordering the Equipment, the only effect of any term of your purchase order will be to provide us with the following information: (a) the model number; (b) quantity; (c) requested shipping date; (d) list of accessory items, if any, (e) delivery instructions, including ship-to address; and (f) any other special information required by this Agreement,

     1.6 Each of your orders is an offer by you which will be subject to our acceptance. All Equipment is subject to its availability, and we reserve the right to reject any order if in our opinion we cannot fulfill it. Neither Buyer or Seller will be bound by any order until Seller accepts it, but at that time both of us will be bound and a contract will exist under the terms of this Agreement. Once we have accepted your order, you cannot cancel or reschedule it except under the conditions expressly stated in this Agreement.

     1.8 Your resale of the Equipment Will be for your own account and at your own risk. You are solely responsible for the selection of the Equipment, its ability to achieve the results you intend, its use with your software, peripherals and integrated systems, and the performance you and your Buyers obtain from using it Any technical support for the Equipment, software, peripherals and integrated systems which you sell or license will also be solely your responsibility, unless both of us agree in writing otherwise.

     1.9 You acknowledge that you cannot resell the Equipment, or component parts thereof, as a stand alone product without our written authorization, and must incorporate the Equipment in products of your own design in no event shall the Equipment be used to manufacture pagers or be sold to any third parties for manufacturing of pagers.

Section 2. Term

     2.1 This Agreement will begin on the Effective Date listed above and will terminate twenty-four (24) months following Motorola's Ship Acceptance of the Equipment or thirty-six (36) months following the Effective Date, whichever is later ("the Term") unless either of us terminates the Agreement earlier under its provisions. At the expiration of the Term, the Agreement will be renewed on Its anniversary date for additional periods of one-year each, unless either of us notifies the other that the Agreement will not be renewed. Any purchase order for Equipment must be received and accepted while the Agreement is actually in force.

Section 3. Equipment

     3.1 To the extent we agree, you may market the Equipment under your own product colors, logo and trade name (after removing any Motorola name), or you may market Equipment which we have marked with the Motorola name and 1000 for that product.

     3.2 Before shipping any Item of Equipment to you, we will perform our standard factory inspection and acceptance tests on the unit. If you request, we will either certify that we have completed those tests or else permit your representatives to witness them, but their satisfactory completion will constitute your acceptance of the item. Your acceptance of the product will not waive any of your warranty rights under Section 11.

     3.4 We do not represent that we will continue to manufacture any particular item of Equipment indefinitely or for any specific period, In Tact, we specifically reserve the fight to remove any product from the market, and or to cease manufacturing or supporting it. Any decision to discontinue the product will require written notification six (5) months prior to the cancellation date and offer a "life time buy" in any requested volumes to be delivered prior to the cancellation date.

     3.5 We also reserve the right to modify any of the specifications or characteristics of our products. We will use reasonable efforts to provide you with advance notification of modifications, updates, new releases and improvements in functionality and performance. If we modify a product so that we adversely affect (a) its form, fit or function; or (b) its integration, compatibility or ability to operate with other Equipment we have sold to you, then you may cancel any undelivered order affected by that modification.

     3.6 You will assume any warranty obligations with your Buyers, and you have no authority to obligate us in any way under that warranty. In particular, we will not be liable for any claim from anyone based upon any representations or warranties about the Equipment which we have not made to you.

     3.7 You will be responsible for installing the Equipment in accordance with our manuals or other instructions.

     3.8 We will not be responsible for safety or type approval for the Equipment in any jurisdiction, other than the certifications we have already obtained for it. But we will assist you In obtaining those approvals by providing you with available documentation, information and advice about the Equipment.







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Section 4. Shipment and Risk of Loss

     4.1 We will pack the equipment for shipment and storage to meet commercial standards. Unless you provide us with special written instructions regarding shipment, we will choose the method of shipment and carrier to be used. We may make partial shipments to you by line item and Invoice you for them unless specifically and clearly noted otherwise on the purchase order.

     4.2 We will use reasonable efforts to meet the shipment date you request for each item, but we may delay the scheduled shipment date if unforeseen problems prevent us from meeting it. We will notify you promptly when any shipment will be delayed. If we are negligent In failing to ship the Equipment to you within a reasonable time, you will have the right to cancel the order (and/or terminate this Agreement) without being liable to us for any Equipment except those units we have already shipped to you. But we will not be liable to you for any expenses or damages because of that delay.

     4.3 You will have the right to make reasonable changes in requested shipment dates if you notify us at least 30 days in advance of the scheduled shipment date.

     4.4 Title and risk of loss or damage Will pass to you, FOB our shipping dock.

     Transportation will then be at your risk, and any loss or damage after our delivery to the carrier will be your responsibility and will not relieve you of your payment obligations to us. All export and import costs and duties are your responsibility.

Section 5. Prices

     5.1 We will sell the Equipment to you at the prices specified on our current price list on the date of your order during the initial term of this agreement. Thereafter, we reserve the right to change the price of any item effective 60 days after our written notice to you of the change. It the price of an item Is reduced, the lower price will apply to all your unshipped orders as soon as It becomes effective. But a price increase will not apply to any order we have accepted from you before the date of our notice if the scheduled shipment date is less than 60 days from the date of the order.

     Section 6. Purchase Discount

     6.1 The Intent of this Agreement is to offer you a quantity discount based upon the amount of Equipment you purchase from us during the Term. It is contingent on your making an accurate forecast by quarter of your anticipated purchases and your prompt payment for all shipments we make to you. We will grant you the applicable discount level stated on the discount schedule, provided that you comply with all the terms of this Agreement.



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     6.2 At the beginning of the Term, you will submit to us a valid, good-faith forecast of the total unit volume of Equipment you anticipate buying from us during each three-month period of the Term. That forecast will be summarized on Schedule A to this Agreement. We will then establish from that Schedule an interim discount level for billing during the Term ("the Interim Discount!). That level will be based on the net dollar volume of products you anticipate buying from us during the Term.

     6.3 If at the end of each three months of the Term, you have not purchased and taken delivery of the unit volume you had forecast, then we shall have the right to revise your discount Level to reflect the fact that you will purchase a substantially smaller volume of Equipment during the Term. The adjustment will reflect the volume level which we believe you ran realistically achieve for the Term. We will notify you in writing of this adjustment, which shall become effective Immediately and will then apply to all future orders as well as any order to be shipped more than 30 days after the date of the adjustment ("the Revised Discount").

     6.4 If the total amount of Equipment which you purchase reaches an amount entitling you under the Discount Schedule to a discount level greater than the one we have used for your billing, then we will use that higher discount level to bill you for the unshipped balance of products you purchase from us for the remainder of the Term.

Section 7. Taxes and Other Additional Charges

     7.1 You Will pay all sales, use, excise taxes on the Equipment (except those on our not income or net worth) unless you furnish us with a valid resale or exemption certificate.

Section 8. Support Services, Parts and Documentation

     8.1 From time to time at Your request, we will assist you in training your employees in the use, operation, sale, service and support of the Equipment. But those services are subject to their availability at the time, and you will pay us our standard charges for those services and reimburse reasonable travel expenses for our employees where applicable.

     8.2 At your request and subject to the availability of parts, we will repair our-of-warranty Equipment for you at our standard costs for such services.

Section 9 Product Warranty

     9.1 We warrant that any Equipment sold to you under this Agreement will conform to our then current published specifications and will be free from defects in materials and workmanship under normal use and service. This warranty is limited to a period of two year from date of our shipment to you. Our sole obligation to you and your exclusive remedy under this warranty is as follows:

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          a. We will repair or replace without charge any Equipment
     unit found to be defective if you return it to us, freight prepaid, to the factory or service center we designate.

          b. This warranty does not apply to any unit which we determine has been subjected by you or another party to (1) operating or environmental conditions in excess of our written specifications or recommendations; (2) damage, misuse or neglect or (3) improper installation, repair or alteration.

     9.2 Except as to title, this is our only warranty for the Equipment. Motorola EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES,G UARANTEES OR REMEDIES --- WHETHER EXPRESS, IMPLIED, OR STATUTORY --- INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. We also disclaim any implied warranty arising out of trade usage or out of a course of dealing or course of performance. We do not guarantee the integrity of data or warrant that the Equipment will operate uninterrupted or error-free. And in no event shall all our liability to you exceed the limitations specified in Section 10.

Section 10. Limitation of Liability and Remedies

     10.1 Your exclusive remedies concerning our performance or nonperformance are those expressly stated in this Agreement. Under no circumstances will we be liable for loss of data, re-procurement costs, lost revenue or profits, or for any other special, incidental or consequential damages, even if they were foreseeable or you have informed us of their potential, Motorola will not be liable for any damages claimed by you based upon any third-party claim.

     10.2 Our total liability to you for damages under this Agreement will not exceed the greater of $100,000 or the price you paid us for the Equipment at issue in your claim. This limitation will apply regardless of the form of action (i.e., whether the lawsuit Is in contract or in tort, including negligence).

Section 11. Termination for Convenience

     11.1 After the initial term of this agreement, either Seller or Buyer may terminate this Agreement at any time for any reason by giving at least 90 days prior written notice to the other . Neither the expiration nor the earlier termination of this Agreement shall release either party from any obligation which has accrued as of the date of termination.

     11.2 Except as expressly stated in this Agreement, neither of us will be liable to the other for any damages or compensation due to the termination of this Agreement. This waiver includes any possible claims for the loss of present or future profits, for reimbursement for any investments or expenditures made in connection with this Agreement, or for any goodwill of a business. And this Agreement does not entitle you to any mask, pattern, design, mold or other tooling we may develop to produce the Equipment for you.

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Section 12. Proprietary Information

     12.1 During the course of our relationship under this Agreement, each party may be given access to confidential or proprietary information of the other. Seller and Buyer will each exercise due diligence to maintain in confidence any such information disclosed by one to the other, if the information is furnished on a confidential basis and marked or identified as confidential or proprietary when first disclosed ("Proprietary Information"). Our Proprietary Information may Include the documents we supply you to aid in the installation, operation, test Or maintenance of the Equipment. You may include information about your hardware, software or marketing strategy, which we may need to bid or supply Equipment to you. As used here, the term "due diligence" means the same precaution and standard of care which the receiving party uses to safeguard its own proprietary information, but in no event less than reasonable care.

     12.2 The receiving party may not reproduce, distribute or disclose any Proprietary Information to others, or use it for any commercial purpose outside this Agreement without first obtaining the written permission of the party which furnished it. In particular, Seller and Buyer will each ensure that all employees who are given access to the Proprietary Information of the other will be required to hold that information in confidence and to use it only in the course of their employees business.

     12.3 This section does not impose any obligation on either of us if the information is: (1) publicly known at the time of disclosure;
(2) already known to the receiving party at the time; (3) furnished by the disclosing party to others without restrictions on its use or disclosure; or (4) independently developed by the receiving party without use of the Proprietary Information. Unless we agree otherwise, the obligations under this Section will expire five years after the date of our last shipment to you under this Agreement.

     12.4 This Agreement does not grant you any license under any patents or other industrial property rights we may own, control. or be licensed to use, except the right to buy, sell, and deal in the Equipment we furnish you. In particular, you acknowledge that this Agreement does not grant you any right to manufacture the Equipment under any circumstances.

Section 13. Default

     13.1 Neither Seller nor Buyer will be liable to the other for any delay or failure to perform if that delay or failure results from a cause beyond its reasonable control.

     13.2 Either party will be considered to be in default if any of the following occurs: (a) it assigns this Agreement or any of its rights under this Agreement; (b) it fails to perform any material obligation under this Agreement. Including the obligation to pay amounts when due; (c) it makes an assignment for the benefit of its creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of its assets; (d) it files for relief under state or federal bankruptcy laws; or (e) there is a substantial change in its ownership. In that event, the non-defaulting party may terminate this Agreement if the other has failed to take corrective action within 30 days after its receipt of a notice of default and intent to terminate.

Section 14. Exports

     14.1 Neither of us will commit any act or request the other to commit any act which would violate any applicable export control laws or regulations of the United States or other export control laws, rules or regulations, and neither of us will fall to undertake any action reasonably within our capacity to assure compliance with such laws, rules or regulations.

Section 15. Use of Our Trademarks and Copyrighted Materials

     15.1 You acknowledge that:

          (a) we own all right, title and interest in the Motorola name and logotype;

          (b) Motorola is the owner of certain other trademarks and trade names which are used by each company in connection with certain product lines; and

          (c) you will not acquire any interest in any of these trademarks or trade names by virtue of this Agreement, your activities under it, or any relationship you may have with Motorola


     15.2 During the terms of this Agreement you may indicate to the public and the trade that you utilize OEM Equipment from Motorola. With our prior written approval, you may also use the Motorola trademarks and trade names to promote and solicit sales of the Equipment and licensing of associated software if you strictly comply with our instructions regarding that use. But you will not adopt or use those trademarks or trade names --- or any confusingly similar word or symbol --- as part of your company name or (to the extent you have power to prevent such use) allow others to use such names or marks.

     15.3 At the expiration or termination of this Agreement, you will immediately discontinue any use of the Motorola name and trademark, as well as any other combination of words. designs, trademarks or trade names that would indicate that you are or were purchasing OEM Equipment from Motorola.






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Section 16. Patent Indemnity

     16.1 Motorola shall defend Buyer in any suit or proceeding and hold Buyer harmless from any claims, demands, costs, damages, charges, awards, or losses (including legal fees) arising from a suit or proceeding brought against Buyer based on a claim that the Products supplied by Motorola under this Agreement infringe any patents, copyrights, or trade secrets, provided that Motorola is notified promptly in writing and given authority. information and assistance for the settlement or defense of the same, which, other than for the assistance of Buyers employees, shall be at Motorola's expense. In the event the Product or any part thereof is in such a suit or proceeding held to constitute infringement and the use of such Product or part thereof is enjoined, Motorola shall, at its own expense and at its option, either (a) procedure for Buyer the right to continue using said Product or part, (b) with the approval of Buyer modify the same to become non-infringing, or (c) with the approval of Buyer, substitute another interchangeable Product with substantially the same performance but which is noninfringing.

     16.2 The foregoing states the entire liability of Motorola for patent Infringement as to the Products or any part thereof, and does not extend to claims covering combinations of the said Products with other devices or elements.

Section 17. Dispute Resolution

     17.1 Except for claims based on patent or trademark infringement, Seller and Buyer will attempt to settle any claim or controversy arising out of It through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually-acceptable mediator to be chosen by Seller and Buyer within 45 days after written notice by one of us demanding mediation. Neither of us may unreasonably withhold consent to the selection of a mediator, and Seller and Buyer will share the costs of the mediation equally.

     17.2 Any dispute which we cannot resolve between us through negotiation or mediation within six months of the date of the initial demand by either of us may then be submitted to the courts within the state of Illinois, USA, for resolution. The use of any alternative dispute resolution procedure will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. And nothing in this paragraph Will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.







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Section 18. Relationship of the Parties

     18.1 Each of us will be deemed to be an independent contractor and not an agent, joint venture, or representative of the other, and neither of us may create any obligations or responsibilities on behalf of or in the name of the other. Under no circumstances may you hold yourself out to be a partner, employee, franchisee, representative, servant or gent of Motorola. You also agree that your will not make false ro misleading statements, claims or representatives about Motorola, our products, or your relationship to us.

Section 19. Assignment

     19.1 Neither party may assign this Agreement or delegate its performance under it without the prior written consent of the other. You agree, however, that we may assign this entire Agreement to our parent or other affiliate or sell, transfer or assign to a financing institution our rights to receive payment from you.

Section 20. General

     20.1 In the sale of your products, which incorporate our Equipment, you agree to comply with applicable local regulations and laws of the country in which it is sold.

     20.2 In the event that you elect to sell MOTOROLA Equipment to the U.S. Government, or to a prime contractor selling to the U.S. Government, you do so solely at your own option and risk and you agree not to obligate MOTOROLA as a subcontractor or otherwise to the U.S. Government. The Buyer remains solely and exclusively responsible for compliance with all statutes and regulations governing sales to the U.S. Government. MOTOROLA makes no representations, certifications, or warranties whatsoever with respect to the ability of its goods, services or prices to satisfy any such statutes or regulations.

     20.3 With respect to Equal Employment Opportunity/Affirmative Action requirements, Motorola represents that it complies with the following FAR clauses:

     FAR clause          Title
     52.222-21           Certification on Non-segregate Facilities
     52.272-22           Previous Contracts and Compliance Reports
     52.222-25           Affirmative Action Compliance
     52.222-26           Equal Opportunity
     52.222-35           Affirmative Action For Special Disabled and
                         Vietnam Era Veterans
     52.222-36           Affirmative Action for Handicapped Workers
     52.222-37           Employment Reports On Special Disabled
                         Veterans Of The Vietnam Era

     20.4 Motorola Products are not designed, intended or authorized for use in life support systems or nuclear power plants.

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     20.3 Notices under this Agreement must be sent by facsimile, express delivery or registered mail to the appropriate party at its address stated on the first page of this Agreement (or to a now address if the other has been properly notified of the change).

     20.4 This Agreement, its performance and enforcement shall be construed and governed by the substantive law, excluding its conflict of laws rules, of the State of Illinois, United States of America.

     20.5 This contract represents the entire agreement between us regarding this subject and the Equipment we are to sell you under it. It supersedes any terms or conditions contained on printed forms submitted with purchase orders sales acknowledgments or invoices. It also supersedes our catalog sales terms and conditions and all previous oral or written communications between us regarding the subject, and it may not be modified or waived except in writing and signed by an officer or other authorized representative of each party. If any provision is held invalid, all other provisions shall remain valid, unless such invalidity would frustrate the purpose of our agreement.

     20.5 Finally, you acknowledge that you have read this Agreement, understand it, and agree to be bound by its terms.

MOTOROLA, INC.                          BUYER

BY:  /s/ Frank Myers                    BY:  /s/ Joseph D. Smith
     Signature                               Signature

Frank Myers                             Joseph D. Smith
Print Name                              Print Name

VP & Dir Distribution                   President
Title                                   Title


                             Exhibit A

Equipment                     Quantity       Price     Delivery

CreataLink2-XT                100,000


Contract Quarter
following Motorola       Delivery            Cumulative
Ship Acceptance          Requirements        Total
Q2 - 1999                   200                  200
Q3 - 1999                 2,000                2,200
Q4 - 1999                 6,000                8,200
Q1 - 2000                 8,000               16,200
Q2 - 2000                12,000               28,200
Q3 - 2000                15,000               43,000
Q4 - 2000                24,000               67,200
Q1 - 2001                32,800              100,000

                             Exhibit B

                         OEM Volume Pricing

          Quantity                           Amount

          1 to 199
          200 to 10,000
          10,001 to 25,000
          25,001 to 50,000
          50,001 to 100,000
          100,001 & above

Prices based on OEM commitments.